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                                                                     EXHIBIT 4.5

               FOURTH AMENDMENT TO THE RANDALLS FOOD MARKETS, INC.

                            ESOP/401(k) SAVINGS PLAN

                   (Amended and Restated as of April 1, 1997)

                              W I T N E S S E T H:

        WHEREAS, Randalls Food Markets, Inc. (the "Employer") presently maintains the Randalls Food Markets, Inc. ESOP/401(k) Savings Plan (the "Plan"); and

        WHEREAS, the Employer, pursuant to Section 9.1 of the Plan, has the right to amend the Plan from time to time subject to certain limitations.

        NOW, THEREFORE, (a) in response to guidance issued by the Internal Revenue Service with respect to the implementation of Section 401(a)(9) of the Internal Revenue Code of 1986, as amended by the Small Business Job Protection Act of 1996, (b) to implement certain provisions of the Taxpayer Relief Act of 1997, and (c) to make certain other changes desired by the Employer, the Plan is hereby amended in the following manner:

        1. Effective as of the date this Fourth Amendment is executed, Section
1.27 is hereby amended in its entirety to read as follows:

               1.27 "Forfeiture" means that portion of a Participant's Account that is not Vested, and occurs on the earlier of:

                      (a) the distribution of the entire Vested portion of a
               Participant's Account, or

                      (b) the last day of the Plan Year in which the Participant incurs five (5) consecutive 1-Year Breaks in Service.

               In addition, the term "Forfeiture" shall also include amounts deemed to be Forfeitures pursuant to any other provision of this Plan.

        2. Effective as of the date this Fourth Amendment is executed, Section 4.2(d) is hereby amended in its entirety to read as follows:

                      (d) The balance in each Participant's Elective Account
               shall be fully Vested at all times and shall not be subject to forfeiture for any reason except as provided for in Sections 4.2(g) and 4.7(a)(3).

        3. Effective as of the date this Fourth Amendment is executed, Section 4.2(g) is hereby amended in its entirety to read as follows:

                      (g) If a Participant's Deferred Compensation under this
               Plan together with any elective deferrals (as defined in Regulation 1.402(g)-1(b)) under another qualified cash or deferred arrangement (as defined in Code Section 401(k)), a simplified employee pension (as defined in Code Section 408(k)), a salary reduction arrangement (within the meaning of Code
               Section 3121(a)(5)(D)), a

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               deferred compensation plan under Code Section 457, or a trust described in Code Section 501(c)(18) cumulatively exceed the limitation imposed by Code Section 402(g) (as adjusted annually in accordance with the method provided in Code Section 415(d) pursuant to Regulations) for such Participant's taxable year, the Participant may, not later than March 1 following the close of his taxable year, notify the Administrator in writing of such excess and request that his Deferred Compensation under this Plan be reduced by an amount specified by the Participant. In such event, the Administrator may direct the Trustee to distribute such excess amount, and any income allocable to such amount, to the Participant not later than the first April 15th following the close of the Participant's taxable year. Any distribution of less than the entire amount of Excess Deferred Compensation and income shall be treated as a pro rata distribution of Excess Deferred Compensation and income. The amount distributed shall not exceed the Participant's Deferred Compensation under the Plan for the taxable year. Any distribution on or before the last day of the Participant's taxable year must satisfy each of the following conditions:

                             (1) the distribution must be made after the date on
                      which the Plan received the Excess Deferred Compensation;

                             (2) the Participant shall designate the
                      distribution as Excess Deferred Compensation; and

                             (3) the Plan must designate the distribution as a
                      distribution of Excess Deferred Compensation.

                      Any distribution made pursuant to this Section 4.2(g)
               shall be made first from unmatched Deferred Compensation and, thereafter, from Deferred Compensation which is matched. Matching contributions which relate to such Deferred Compensation shall be forfeited.

        4. Effective as of the date this Fourth Amendment is executed, Section 4.5(i) is hereby amended in its entirety to read as follows:

                      (i) As of each Anniversary Date any amounts which became
               Forfeitures since the last Anniversary Date shall first be made available to reinstate previously forfeited account balances of Former Participants, if any, in accordance with Section 7.4(d). The remaining Forfeitures, if any, shall be used to reduce the contribution of the Employer hereunder for the Plan Year in which such Forfeitures occur and/or to satisfy expenses of administration pursuant to Section 2.10.

        5. Effective as of the date this Fourth Amendment is executed, Section 4.7(a)(3)(ii) is hereby amended in its entirety to read as follows:

                                    (ii) shall be made first from unmatched
                             Deferred Compensation and, thereafter, from
                             Deferred Compensation which

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                             is matched. Matching contributions which relate to
                             such Deferred Compensation shall be forfeited;

        6. Effective as of the date this Fourth Amendment is executed, the first paragraph of Section 4.9(a) is hereby amended in its entirety to read as follows:

                      (a) In the event that the "Actual Contribution Percentage"
               for the Highly Compensated Participant group exceeds the "Actual Contribution Percentage" for the Non-Highly Compensated Participant group pursuant to Section 4.8(a), the Administrator (on or before the fifteenth day of the third month following the end of the Plan Year, but in no event later than the close of the following Plan Year) shall direct the Trustee to distribute to the Highly Compensated Participant having the highest actual contribution ratio his Excess Aggregate Contributions (and income allocable to such contributions) until either one of the tests set forth in Section 4.8(a) is satisfied, or until his actual contribution ratio equals the actual contribution ratio of the Highly Compensated Participant having the second highest actual contribution ratio. This process shall continue until one of the tests set forth in Section 4.8(a) is satisfied. The distribution of Excess Aggregate Contributions shall be made first from Employee contributions and, thereafter, from Employer contributions. Matching contributions which relate to such Employee contributions shall be forfeited.

        7. Effective as of April 1, 1997, Section 7.4(a) is hereby amended in its entirety to read as follows:

                      (a) On or before the Anniversary Date coinciding with or
               subsequent to the termination of a Participant's employment for any reason other than death, Total and Permanent Disability or retirement, the Administrator may direct the Trustee to segregate the amount of the Vested portion of such Terminated Participant's Account and invest the aggregate amount thereof in a separate, federally insured savings account, certificate of deposit, common or collective trust fund of a bank or a deferred annuity. In the event the Vested portion of a Participant's Account is not segregated, the amount shall remain in a separate account for the Terminated Participant and share in allocations per Section 4.5 until such time as a distribution is made to the Terminated Participant. The amount of the Terminated Participant's Account which is not Vested shall be credited to the Suspense Account (which will always share in gains and losses of the trust) and shall, subsequently, be allocated to the accounts of the remaining Participants in accordance with the terms of the Plan at such time as the amount becomes a Forfeiture.

                      If a portion of a Participant's Account is forfeited,
               Company Stock allocated to such account must be forfeited only after the Other Investment Account has been depleted. If interest in more than one class of Company Stock has been allocated to a Participant's Account, the Participant must be treated as forfeiting the same proportion of each such class.

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                      Distribution of the funds due to a Terminated Participant
               shall be made on the occurrence of an event which would result in the distribution had the Terminated Participant remained in the employ of the Employer (upon the Participant's death, Total and Permanent Disability, Early or Normal Retirement). However, at the election of the Participant, the Administrator shall direct the Trustee to cause the entire Vested portion of the Terminated Participant's Account to be payable to such Terminated Participant. Distribution to a Participant shall not include any Company Stock acquired after December 31, 1986 with the proceeds of an Exempt Loan until the close of the Plan Year in which such loan is repaid in full. Any distribution under this paragraph shall be made in a manner which is consistent with and satisfies the provisions of Sections 7.5 and 7.6, including, but not limited to, all notice and consent requirements of Code Section 411(a)(11) and the Regulations thereunder.

                      If the value of a Terminated Participant's Vested benefit
               derived from Employer and Employee contributions does not exceed $3,500 and has never exceeded $3,500 at the time of any prior distribution, the Administrator shall direct the Trustee to cause the entire Vested benefit to be paid to such Participant in a single lump sum. Effective July 1, 1998, if the value of a Terminated Participant's Vested benefit derived from Employer and Employee contributions does not exceed $5,000 and has never exceeded $5,000 at the time of any prior distribution, the Administrator shall direct the Trustee to cause the entire Vested benefit to be paid to such Participant in a single lump sum.

                      Terminated Participants who are under the age of
               fifty-five (55) at the time of termination may elect distribution of all or part of the Vested portion of their Participant's Account. The distribution will be made as soon as administratively possible after the end of the calendar quarter of termination.

        8. Effective as of July 1, 1998, Section 7.5(c) is hereby amended in its entirety to read as follows:

                      (c) The distribution of a Participant's benefits may not
               commence prior to the later of the Participant's Normal Retirement Age or age 62 if the Vested portion of the Participant's Account exceeds or has ever exceeded $5,000 at the time of any prior distribution, unless the distribution is consented to in writing by the Participant and his spouse or, if the Participant is deceased, the Participant's surviving spouse. With regard to this required consent:

                             (1) The Participant must be informed of his right
                      to defer receipt of the distribution. If a Participant fails to consent, it shall be deemed an election to defer the distribution of any benefit. However, any election to defer the receipt of benefits shall not apply with respect to distributions which are required under Section 7.5(e).

                             (2) Notice of the rights specified under this
                      paragraph shall be provided no less than 30 days and no more than 90 days before the first

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                      day on which all events have occurred which entitle the
                      Participant to such benefit.

                             (3) Written consent of the Participant to the
                      distribution must not be made before the Participant receives the notice and must not be made more than 90 days before the first day on which all events have occurred which entitle the Participant to such benefit.

                             (4) No consent shall be valid if a significant
                      detriment is imposed under the Plan on any Participant who does not consent to the distribution.

        9. Effective as of January 1, 1997, Section 7.5(e) is hereby amended in its entirety to read as follows:

                      (e) Notwithstanding any provision in the Plan to the
               contrary, the distribution of a Participant's benefits shall be made in accordance with the following requirements and shall otherwise comply with Code Section 401(a)(9) and the Regulations thereunder (including Regulation Section 1.401(a)(9)-2), the provisions of which are incorporated herein by reference:

                             (1) A Participant's benefits shall be distributed
                      to him not later than April 1st of the calendar year following the calendar year in which the Participant attains age 702 if such Participant attains age 702 prior to January 1, 1999. With respect to a Participant who attains age 702 on or after January 1, 1999, such Participant's benefits shall be distributed to him not later than the April 1st of the calendar year following the later of (i) the calendar year in which the Participant attains age 702 or (ii) the calendar year in which the Participant retires, provided, however, that this clause (ii) shall not apply in the case of a Participant who is a "five (5) percent owner" with respect to the Plan Year ending in the calendar year in which he attains age 702. Alternatively, distributions to a Participant must begin no later than the applicable April 1st as determined under the preceding sentences and must be made over the life expectancy of the Participant (or the life expectancies of the Participant and his designated Beneficiary) in accordance with Regulations.

                             (2) Distributions to a Participant and his
                      Beneficiaries shall only be made in accordance with the incidental death benefit requirements of Code Section 401(a)(9)(G) and the Regulations thereunder.

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        IN WITNESS WHEREOF, the Employer has executed this Fourth Amendment to the Randalls Food Markets, Inc. ESOP/401(k) Savings Plan on this 22nd day of June, 1998.

                                        RANDALLS FOOD MARKETS, INC.



                                        By: /s/ Janice R. Schilmoeller
                                            ____________________________________

                                        Name: JANICE R. SCHILMOELLER
                                              __________________________________

                                        Title: Vice President of Risk Management
                                               _________________________________


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